(English Version)

Palau Asia-Pacific International Aviation and Travel Agency

Business Project

Investment Agreement

In consideration of mutual premises and covenants herein contained, the parties hereto agree as this Agreement. The parties hereto undertake to know and acknowledge all the contents of this Agreement and save as the blanks to be filled in, the parties shall not amend other provisions of this Agreement.

Date: April 16, 2019.

Chapter I Parties

Article 1 The parties to this Agreement are:

Party A:

Company 1: Palau Asia Pacific Air Management Limited

Registered Office: 17/F, Winsan Tower, 98 Thomson Road, Wanchai, Hong Kong;

Authorized Representative: Zhong, Qin;

Contact Address: Building 1, Floor 3, Liyuan Real Estate, 68 Wanbo 4th Road, Panyu District, Guangzhou City, Guangdong Province;

E-mail: Selina@sea-sky.com.

Company 2: Global Tourism Management Limited

Registered Office: 17/F, Winsan Tower, 98 Thomson Road, Wanchai, Hong Kong;

Authorized Representative: Zhong, Qin;

Contact Address: Floor 3, Building 1, Liyuan Real Estate, 68, Wanbo Si Road, Panyu District, Guangzhou City, Guangdong Province;

E-mail: Selina@sea-sky.com.

Company 3: Global (Guangzhou) Tourism Service Co., Ltd.

Registered Office: 324, Ti 1, No. 68, Wanbo Si Road, Nancun Town, Panyu District, Guangzhou;

Authorized Representative: Zhong Qin;

Contact address: Floor 3, Building 1, Liyuan Real Estate, 68, Wanbo Si Road, Panyu District, Guangzhou City, Guangdong Province;

E-mail: Selina@sea-sky.com.

Actual Controller: Zhong, Qin; Phone Number: 13822222352;

ID number: 513025197804291600;

Passport Number: ED9842022;

Party B: HQDA ELDERLY LIFE NETWORK CORP. ;

Address: 8780 Valley Blvd., Suite J, Rosemead, Ca. 91770, USA;

Chapter II Whereas Clauses

1. Except for the actual controllers, Party A includes three companies: Palau Asia Pacific Air Management Limited (referred to as Company 1) and Global Tourism Management Limited (referred to as Company 2) established in the Hong Kong Special Administrative Region, and Global (Guangzhou) Tourism Service Co., Ltd. (referred to as Company 3) established in Guangzhou, The People's Republic of China (Company 1, Company 2 and Company 3 collectively referred to as "Project Company"). PALAU ASIA PACIFIC AIR INC. actually controls the company of airlines and related rights, including but not limited to the rights of operation related to aircraft leasing, navigation and flight rights, etc.;

2. Party B, HQDA Elderly Life Network Corp., is established in the United States and listed and traded on Nasdaq OTCQB (Symbol: HQDA).

3. Party A has the designated company of airlines, the rights to operate airline routes and the resources of operating the travel agency of the Republic of Palau. In order to jointly develop two commercial projects of the Asia-Pacific international aviation and travel agency of the Republic of Palau, Party A and PALAU ASIA PACIFIC AIR INC have signed the Agreement of the Authorization of the Exclusive Contractual Operation of Airlines before signing this Agreement, and have legally obtained the authorization of contractual rights to operate and manage the corresponding companies of airlines;

4. Party A has obtained the authorization formalities for contractual operation of the travel agencies of the Republic of Palau, and has signed the Agreement on Authorization of the Exclusive Contractual Operation from the Travel Agency with the relevant travel agencies of the Republic of Palau. The relevant rights obtained from the contractual operation of the travel agencies will also be authorized as operational resources for the project hereof.

5. Through friendly consultation, the two parties have reached this Agreement with equality, mutual benefit and friendly cooperation, and agree as follows: Party A agrees Party B's investment in the project company, and Party B agrees to invest in the project company. The two parties agree that the related matters of aviation, tourism and operation carried out by Party A which include but are not limited to the relevant matters stipulated in the Article 3 and Article 4 of this Agreement, shall be integrated into the overall management of the project company after the signing of this agreement, including administration, personnel, operation and financial management.

Chapter III Company Tent, Operation Scope and Investment Arrangement

6. Party A shall operate Asia-Pacific international aviation of the Republic of Palau and manage the two commercial projects of the travel agencies in accordance with this Agreement. By acquiring Party B's investment, Party A will make full use of their operating resources, economic conditions and technical advantages, and adopting high-quality management methods to make the relating projects are in a favorable competitive position and achieve the highest economic benefits.

7. The form of the three companies of Party A is limited company. All activities are governed and interpreted by the laws of the Hong Kong Special Administrative Region and the People's Republic of China.

8. Investment arrangement: After signing this agreement, both parties will negotiate and sign the Expenditure Budget Table to confirm the limits and conditions of expenditure.

Chapter IV Investment and Share Proportion

9. Investment Methods:

9.1. Party B will invest $8,000,000.00 (eight million USD) in cash in the project companies to acquire 51% shares of Company 1, 51% shares of Company 2 and 51% shares of Company 3, and the original shareholders of Party A (including the actual controller) will own 49% shares of Company 1, Company 2 and Company 3 respectively. In view of the fact

that Party A is the main operator, in the issues of actual dividend distribution, voting and liquidation of assets, Party A will has the rights representing 51% shares of each Company, and Party B has the rights representing 49% shares of each Company.

9.2. Party B will invest in Party A in cash with a total amount of $8,000,000.00 (eight million USD). The details are as follows:

(1) Party A's original shareholders (including the actual controller) has invested 3.88 million US dollars (this amount shall be subject to confirmation by Party B's audit and approval, the audit is detailed in Article 10 of this Agreement) for the project company to obtain relevant assets and resources. Based on the fact that the acquired assets and resources were owned by the project company and Party B acquires 51% of the shares of the project company, Party B shall pay Party A's original shareholders (including the actual controller) $3,880,000.00 (three million eight hundred and eighty thousand USD) for returning the original investment from Party A's original shareholders (including the actual controller).

(2) A total of $4,120,000.00 (four million one hundred and twenty thousand USD)of the remaining investment funds shall be invested in the following project companies as operating funds (if the amount after the audit has changed, the amount confirmed by the final verification by both parties shall be adjusted according to the following determined ratio):

①Party B will invest in Company 1 $3,120,000.00 (three million 1 hundred and twenty thousand USD) and will acquire 51% shares of Company 1. The total shares of company 1's original shareholders will be changed from 100% to 49%.

② Party B will invest in Company 2 $700,000.00 (seven hundred thousand USD), and will acquire 51% shares of Company 2. The total shares of company 2's original shareholders will be changed from 100% to 49%.

(3) Party B will invest in Company 3 $300,000.00 (three hundred thousand USD), and will acquire 51% shares of Company 3. The total shares of company 3's original shareholders will be changed from 100% to 49%.

10. Payment Period and the Procedure of share change:

10.1. Party A and Party B agree the following installment payments:

(1) After the signing date of this Agreement and before April 27, 2019, Party B shall pay $3,000,000.00 (three million USD) to the account designated by Party A, and Party A shall transfer $2,000,000.00 (two million USD) to the bank account of Company 1, $700,000.00 (seven hundred thousand USD) to the bank account of Company 2 and $300,000.00 (three hundred thousand USD) to the bank account of Company 3.

(2) After the signing date of this Agreement and before June 30, 2019, Party B shall pay $2,000,000.00 (two million USD) to the bank account of Company 1;

(3) After the signing date of this Agreement and before September 30, 2019, Party B shall pay $3,000,000.00 (three million USD) to the account designated by Party A, and Party A shall transfer $3,000,000.00 (three million USD) to the bank account of Company 1.

If Party A pay in RMB, the exchange rate between RMB and USD shall be calculated on the date the investment is paid on.

10.2. Party B shall complete the audit of the $3.88-million-USD payment amount from the original shareholder (including the actual controller) of Party A within 10 working days after paying the first installment of investment equivalent to USD 3 million. If the amount audited by Party B does not match the amount of USD 3.88 million that Party A has invested according to Article 9 of this Agreement, both parties shall check and confirm additionally within 5 working days.

10.3. The original shareholder and actual controller of Party A are entitled to receive USD-3.88-million investment amount from the mutually recognized accounts within 5 working days after the completion of Party B's audit. If the audit does not match, the two parties will eventually.

10.4. Party A shall start the registration procedure of changing shareholders within five(5) working days after receiving the first payment of 3 million USD, and Party B shall cooperate with it.

11. the Uses of investment and the Designated Account:

11.1. Both parties agree that the investment (i.e. operating investment) equivalent to $4,120,000.00 (four million one hundred and twenty thousand USD) shall merely be used for chartered airline operation of PALAU ASIA PACIFIC AIR INC. and travel agency operation. The investment from Party B shall be paid into Party A's designated bank account and supervised jointly by both parties. The main uses of investment shall include: ① Airline business: pre-preparation work, launching flight routes to Palau, and other related businesses which need expenses include but are not limited to aircraft rental fees, officer office space and equipment fees, etc.; or ② Travel agency business which need expenses include not limited to market promotion fees, travel agency operating expenses arising from the purchase of vehicles, officer office space, equipment fees, etc.

(1) Company 1 Designated Operating Bank Account Information is as follows:

Account holders: Palau Asia Pacific Air Management Limited

Bank Name: CHINA CITIC BANK INTERNATIONAL LIMITED

Bank account: 744 -1- 32311801

Bank code: 018

SWIFT CODE: KWHKHKHH

Bank address: 61-65 DES VOEUX ROAD, CENTRAL HONGKONG

Address of beneficiary: 17/F, Winsan Tower, 98 Thomson Road, Wanchai, Hong Kong

(2) Company 2 operates bank account information as follows:

Account holders: Global Tourism Management Limited

Bank Name: Hang Seng Bank Limited

Bank account: 390-745826-883

Bank code: 024

SWIFT CODE: HASEHKHH

CHIPS NO.: 010522

Bank address: 83 Des Voeux Road Central, Hong Kong

Address of beneficiary: Room A402,11/F.,No.40,Ma Tau Kok Road, To Kwa Wan, Kowloon, Hong Kong

(3) Company 3 Operating Bank Account Information is as follows:

Account holders: 无国界（广州）旅游服务有限公司

Bank Name: 中信银行广州番禺支行

Bank account: 8110 9010 1250 0682 260

11.2. Party B shall pay Party A's original shareholders and actual controller for returning the original investment from Party A's original shareholders (including the actual controller) for Party B's consideration for obtaining the shares and related rights of this Agreement, which shall be owned by Party A's original shareholders and actual controllers, and shall not be used as the project company's working capital. And the bank accounts for receiving the payment abovementioned shall be additionally designated by the actual controller of Party A’s original shareholders.

12. Exclusive of defective shares:

Party A guarantees that Party A has full right of disposition of the shares which Party A intends to transfer to Party B, and guarantees that the shares is not pledged, and not confiscated or sealed up, and is exclusive of registration and tax issues, and is not subject to recourse by any third party, otherwise Party A shall bear all economic and legal liabilities arising therefrom.

13. Transfer of all or part of the rights and interests in the company agreements between the parties to this Agreement or to any third party shall be subject to the written consent of all the cooperating parties.

Chapter V Rights and Obligations of the Parties hereto

14. Both parties shall be responsible for performing the following issues:

14.1 The liability of Party A:

(1) Before signing this Agreement, the Project companies and PALAU ASIA PACIFIC AIR INC. shall has signed agreement on the Authorization of Airlines' Exclusive Contractual and Operating, which is an effective annex to this Agreement.

(2) For Party B's better consult and understanding, Party A shall provide Party B with detailed expenditure account items of Company 1, Company 2 and Company 3 from the date of establishment to the date of signing of this Agreement.

14.2 The liability of Party B:

(1) Party B shall pay the investment fully and on time.

(2) Party B shall strictly take confidentiality for the trade secrets provided by Party A (including but not limited to financial information and materials, customer information and materials, business policies, investment

decisions and technical information (including but not limited to product design, drawings, molds, blueprints for operations, Confidentiality of engineering design drawings, etc.) If it is violated, Party B shall be liable for breach of contract.

3、Mutual responsibility:

(1) The parties shall not disclose or disclose any cooperation issues of the parties hereof through media, including but not limited to, television film broadcasts, newspapers or other media, self-operated or other websites, public numbers, WeChat or other social platforms, before signing this Agreement, and shall not use this Agreement for financing. In case of violation, the breaching party shall be liable for breach of contract.

(2) Comply with other obligations as stipulated in this Agreement.

Chapter VI Distribution of Profits and Recovery of Investment

15. The company’s income distribution is as follows, and the period shall be calculated from the signing date of this Agreement:

15.1. In view of the fact that Party A and Party A's original shareholders (including the actual controller) is responsible for the daily operation and management, in the issues of actual dividend distribution, both Parties agree the original shareholders (including the actual controller) of

Company 1, Company 2, and Company 3 will has the rights representing 51% shares of Company 1, Company 2, and Company 3, and Party B has the rights representing 49% shares of Company 1, Company 2, and Company 3.

16. If the company needs to increase capital, expand shares or raise investment due to the development of the company, the two parties shall have further and additional negotiation.

17. Party A and Party B agree that the term of cooperation of this Agreement shall be 12 years (that is 12 years from the effective date of this Agreement). After the expiration of the term of cooperation, if there is no objection from either party hereof, this agreement will be extend another 12 years automatically; if any party issue an objection, the two parties shall have further and additional negotiation to decide whether to continue the cooperation, but Party B shall have the right of priority renewal.

18. When the cooperation agreement expires or terminates ahead of due, the Project companies shall liquidate its credits and debts in accordance with legal procedures. After liquidation, the residual property of the project companies shall be allocated in the following way: During the liquidation, the company's assets will be paid off first, and if insufficient, the two parties will bear the liabilities for paying the reaming debts according to the distribution ratio. If there is any surplus, during the liquidation, the

surplus shall be allocated according to the distribution ratio agreed in Article 15 hereof.

Chapter VII Shareholders' meeting and Board of Directors

19. Company 1, Company 2 and Company 3 sets up shareholders' meeting and board of directors respectively. The shareholders' meeting of each company makes resolution to all important decision-making matters and approves the annual operation plan of the board of directors. The voting rights of the shareholders' meeting are based on the proportion of profit distribution, that is, Party A has 51% voting rights and Party B has 49% voting rights. The shareholders' meeting can passed the resolution with more than half of the voting rights. The two parties shall bear the corresponding financial responsibility for investment, additional investment and diluted equity according to the proportion of voting rights.

20. The board of directors shall be made up of seven directors. Party A shall appoint four directors and Party B shall appoint three directors. The resolutions of the shareholders' meeting shall be adopted by the shareholders representing majority of the voting rights of the shareholders. The resolutions of the board of Directors' meeting shall be adopted by the directors representing majority of the voting rights of the directors. The

board of directors implements a voting rule that each director have one vote right.

21. Board meetings of the board of Directors shall be held at least once a quarter; the meetings thereof shall be convened and presided over by the chairman of the board of Directors. If the chairman does not convene, the chairman can entrust other directors to convene and preside over board meetings. 1/3 of the directors may put forward a proposal to hold an interim meeting of the board of directors.

22. The board meeting shall be held only if more than 1/2 of the directors attend. If a director is unable to attend, he may issue a power of attorney to entrust others to attend and vote on his behalf.

The following matters shall not be made into resolution unless be adopted by the majority of directors attending the board meeting:

(1) modify the bylaw; or

(2) increase or reduce the registered capital; or

(3) dissolution of the company; or

(4) any mortgage, charge, pledge, lien, hypothecation, loan or asset mortgage of the company; or

(5) merger, split-up, or change of the company form; or

(6) share transfer, new shareholders join and capital increase.

23. The meeting of the board of directors shall generally be held on the company's legal registered office or at an address determined additionally by the chairman of the board.

Chapter VIII Financial and Affairs Management

24. In order to ensure the efficient and rational operation of the company, Company 1, Company 2 and Company 3 shall establish legal financial management systems and employ qualified financial officer.

25. The financial officer of the company shall be responsible for sending the financial statements of last month's capital receipts and expenditures by the 15th of each month to all parties by e-mail confirmed by Party A, Party A's original shareholders (including the actual controller), Party B and Party B's original shareholders. If any party has objection to the investment receipts and expenditures of the statements, he shall state in writing form within 3 days, and the overdue statement of objection shall be regarded as no valid. If any party has not received the financial statements

of the last month's the investment receipts and expenditures of the statements before the 20th of the month, he should contact the financial officer in time. Otherwise, it is deemed that the financial statements of the last month's investment receipts and expenditures have been received without objection.

26. In the event that the company's daily operating expenses exceed $10,000 (ten thousand USD). The company's financial officer shall give 24 hours' prior notice to the online chatting group on Wechat formed by Party A (original shareholders and the actual controller) and Party B, and all parties shall make a resolution within 24 hours and shall be approved by CFO finally.

27. If PALAU ASIA PACIFIC AIR INC. participates or involve in operations, the financial, administrative and business issue shall be managed and coordinated by the project company. The two parties agree that, in principle, the business process should be carried out and operated by the project company.

Chapter 9 Management organizations

28. The establishment and power of daily management organization of the company shall be decided by the board of directors. The company shall appoint a general manager to take in charge of the daily management of the company and be supervised and directed under the board of directors. Party A agrees that the Chief Financial Officer (CFO) of the company shall be appointed by Party B.

Chapter 10 Other Systems and Organization of Labor Management and Finance of Companies

29. Company 1 and Company 2 shall comply with the relevant provisions of the EMPLOYMENT ORDINANCE, CHAPTER 57 of the Hong Kong Special Administrative Region and other laws and regulations, while Company 3 shall comply with the relevant provisions of the Labor Contract Law of the People's Republic of China and other laws and regulations to deal with affairs related to employee employment, dismissal, resignation, salary and welfare.

30. The company shall establish and implement financial, accounting, auditing, foreign exchange, statistics and insurance systems and originations in accordance with relevant laws and regulations.

Chapter 11 Dissolution and Liquidation

31. The company can be dissolved according to laws and regulations under the following circumstances:

(1) The term of cooperation expires; or

(2) The company suffers serious losses or suffers serious losses due to force majeure, and it is unable to continue its business; or

(3)One or more parties of this Agreement fail to fulfill the obligations stipulated in the agreements and Bylaws of the project companies thus result in difficulties for the project companies to continue to operate.

(4)The companies violated the laws and regulations and were ordered to close down accordingly.

32. The liquidation of the companies shall be in accordance with the provisions of relevant laws and regulations and Bylaws of the companies.

Chapter 12 Alteration and Rescission

33. Any amendment to this Agreement shall not be effective unless the two parties hereto agree and a written agreement is reach between the two parties hereto.

Chapter 13 Liabilities for Breach of Contract

34. If Party B fails to pay the investment on time, Party B shall pay 1‰ of the payment payable each day after the due date as the liquidated damages. If Party B fails to pay the investment within thirty (30) days from the due date without any reasonable reason, Party A will be entitled to rescind this Agreement. If the breach of contract causes losses to Party A and its original shareholders, Party A shall compensate the losses.

35. Apart from the business of charter flights and travel agency projects the parties hereof received from and authorized by PALAU AISA PACIFIC AIR INC., neither party shall, in any form operate or in cooperation with any third party to operate (including but not limited to self-operation, investment, cooperation, joint venture, nominal holding of shares, etc.), charter flights, travel and related flights of any airline or travel agency of Palau (including but not limited to: any related investment of aviation business, travel agency business, local service, Palau tourism industry) without authorization. If either party breaches the provisions foregoing, all the income of the breaching party shall compensate to the non-breaching party, and shall compensate the non-breaching party and its original shareholders from losses (if the losses cannot be determined, the

losses shall be determined according to the standard of the total turnover of the project companies in the last three years).

36. If any party fails to perform other obligations stipulated in this agreement and causes losses to the other party, it shall be liable for compensation, and the other party has the right to rescind this agreement accordingly.

Chapter 14 Force Majeure

37. If this Agreement fails to be fulfilled because of earthquakes, typhoons, floods, wars and other unforeseen, unavoidable and insurmountable objective conditions, except as otherwise provided by law, according to the influence of force majeure, some or all of liabilities hereof shall be exempted from.

Chapter 15 Applicable Law

38. The formation, effect, interpretation and settlement of disputes of this Agreement shall be governed by the law of the place of incorporation of the company and in accordance with the regulations of international private law and international practice.

Chapter 16 Settlement of Disputes

39. All disputes arising from the implementation of this Agreement shall be settled through friendly negotiation between the parties. If no negotiation is reached, either party shall be entitled to refer such disputes to the Hong Kong International Arbitration Centre（HKIAC）.

40. During the period of disputes, except for the disputed matters, the parties to the cooperation shall continue to be implemented the other provisions stipulated in this Agreement.

Chapter 17 Language

41. This Agreement is in Chinese language and the Chinese version shall be prevail.

Chapter 18 Notice

42. The contact address and e-mail address contained in the Chapter 1 hereof are present addresses of all parties. If any party's address changes, the party shall notify the other party in writing within five (5) days from the date of the alteration, otherwise it shall bear all the adverse

consequences arising therefrom. Unless otherwise specified in this contract, all notices required by this contract shall be sent in writing to the other party through the address specified in this Agreement. All notifications shall be sent in at least two ways: 1) when the notification is sent by registered mail, the tenth (10) day from the date of delivery to the addressee or the post office shall be regarded as the date of service; 2) when the notification is sent by e-mail, the sender shall be deemed to be served upon receipt of the e-mail receipt; 3) when the notification is sent by express mail, the date of delivery shall be deemed as the date of delivery. Express delivery agencies are deemed to have served when they express in writing that they have served (or returned). If the notice is sent in two or more of the above ways, the date of first service shall prevail. The recipient's refusal to accept the notice shall not affect the validity of the notice.

Chapter 19 Entry into Force of Agreement

43. This Agreement shall be signed by the authorized representatives of both parties hereto and shall come into force on the signing date of this Agreement. This Agreement is in four copies, Party A shall hold three copies and Party B shall hold one copy, which shall have the same legal effect. The investor party undertakes that the other commercial agreements signed by the parties shall not raise any conflict with this Agreement, and

shall comply with laws and regulations of the Republic of Palau, otherwise shall bear corresponding legal responsibilities.

(No body text below, the signing page follows)

Party A: (Seal)

Legal representative (or authorized representative)

: (sign)

Date:

Party B: (seal)

Legal representative (or authorized representative)

: (sign)

Date:

Annex 1: Palau Airlines Exclusive Contractual Authorized Operations Agreement

Annex 2: Exclusive Contractual Authorized Operations of Palau Travel Agency Business Agreement

Annex 3: Copy of Registration Certificate of Palau Asia Pacific Air Management Limited

Annex 4: Copy of Registration Certificate of Global Tourism Management Limited

Annex 5: Copy of Registration Certificate of Wu Guo Jie (Guangzhou) Tourism Services Limited

Annex 6: Financial statements as of 15 April 2019

Annex 7: Copy of Registration Certificate of Party B

Other Annex: